                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   1   )*
                                        ------

                               CytoTherapeutics, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                 Common
                     ----------------------------------
                       (Title of Class of Securities)

                             232923102
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  5   Pages
                                        ---

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CUSIP No. 232923102                   13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     The St. Paul Companies, Inc.
     385 Washington Street
     St. Paul, Minnesota  55102
                                                  IRS #41-0518860
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Minnesota corporation
- -------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       None
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        None
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    None
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    None (see remark in Item 6)
- ------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
          None
- -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

- -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
          None
- -------------------------------------------------------------------------------
(12) Type of Reporting Person*
     HC
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                          Page  3  of  5  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
            CytoTherapeutics, Inc.
- -------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            Four Richmond Square
            Providence, RI 02906
- -------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            The St. Paul Companies, Inc.
- -------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            385 Washington Street
            St. Paul, MN 55102
- -------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            Minnesota Corporation
- -------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common
- -------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            232923102
- -------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (g) /X/ Parent Holding Company



ITEM 4.  OWNERSHIP

            Not Applicable

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                                                          Page  4 of  5  Pages
                                                               ---    ---

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable
- -------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            St. Paul Fire and Marine Insurance Company is an Insurance Company under Reg.240.13d-1(b)(1)(ii)(C)
- -------------------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not Applicable
- -------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

            Not Applicable
- -------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       February 11, 1994
                                       ----------------------------------------
                                       (Date)

                                       ----------------------------------------
                                       (Signature)

                                       ----------------------------------------
                                       Bruce A. Backberg
                                       Title: Vice President & Corporate
                                              Secretary

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

EXHIBIT A-DISCLAIMER

Information on the attached Schedule 13G is provided solely for the purpose of complying with Section 13(d) and 13(g) of the Securities Exchange Act of 1934 and Regulation promulgated under authority thereof and is not intended as an admission the St. Paul Companies, Inc. or any of its subsidiaries, is a beneficial owner of the securities described herein for and other purpose.